Exhibit 2.1.1     Amendment to Articles dated February 19, 1999.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

PROFESSIONAL EDUCATIONAL CONSULTANTS, INC.
Name of Corporation

I, the undersigned, James E. Pitochelli, President and Secretary of Professional Educational Consultants, Inc., does hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 19th day of February, 1999, adopted a Resolution to amend the original Articles of Incorporation as follows;

RESOLVED: That the number of shares of the corporation authorized and entitled to vote on an amendment to the Articles of Incorporation is 1,000,000;

RESOLVED: That the authorized stock of the Company be and is hereby amended as follows;

     100,000,000 shares of Common Stock with a par value of $.001 per share.

RESOLVED: That the said change(s) and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


________//SS//___________
James E. Pitochelli, President


STATE OF NEVADA
COUNTY OF CLARK

         On this 19th Day of February, 1999, personally appeared before me, a Notary Public, the following named individual, James E. Pitochelli, President and Secretary of Professional Educational Consultants, Inc., who acknowledged that he executed the above instrument.

_____//SS//_____
Notary Public